Exhibit 5

[SANOFI-SYNTHELABO LETTERHEAD]

General Counsel

[Month] [day], 2004

Securities and Exchange Commission

450 Fifth Street, N.W.,
Washington, D.C. 20549

Ladies and Gentlemen:

      I am General Counsel of Sanofi-Synthelabo S.A., a société anonyme organized under the laws of the Republic of France (the “Company”). In that capacity, I have acted as French counsel to the Company in connection with a registration statement on Form F-4 (the “Registration Statement”) being filed with the United States Securities and Exchange Commission (the “SEC”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) up to 158,333,333 ordinary shares, nominal value €2.00 per share, of the Company (“Company Shares”), including Company Shares to be represented by American depositary shares of the Company (“Company ADSs”) (each Company ADS representing one-half of one Company Share) to be issued upon completion of the exchange offer for (A) all the ordinary shares, nominal value €3.82 per share (“Aventis Shares”) that are held by holders located in the United States of America and (B) all the American depositary shares of Aventis (“Aventis ADSs”) (each Aventis ADS representing one Aventis Share) that are held by holders wherever located (the “U.S. Offer”). The terms and conditions of the U.S. Offer are set forth in the prospectus/exchange offer document that is included in the Registration Statement.

      In furnishing this opinion, I, or lawyers under my supervision, have examined the Registration Statement, including the prospectus/exchange offer document included therein, and such documents, corporate records, certificates of public officials and other agreements, instruments or opinions as I have deemed necessary or advisable for the purpose of rendering the opinion set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as copies. With respect to factual matters I have relied upon the accuracy of all facts and information set forth in the documents, corporate records, certificates and other agreements, instruments and opinions examined. On the basis of the foregoing, and assuming the adoption of the resolutions of the extraordinary general shareholders meeting of the Company authorizing the increase in the share capital of the Company and the issuance of the Company Shares as contemplated in the Registration Statement, I am of the following opinion:

      The foregoing opinion is limited to matters involving the laws of the Republic of France.

      The foregoing opinion is limited to the matters expressly stated in this letter and no opinion shall be implied or inferred beyond the matters expressly stated. The foregoing opinion: (a) is rendered solely in connection with the registration of the offering, sale and delivery of the Company Shares, including Company Shares to be represented by Company ADSs, to be issued on completion of the U.S. Offer (including any subsequent offering period) in the United States pursuant to the registration requirements of the Securities Act; (b) may not be relied on for any other purpose; and (c) may not be reproduced, referred to or quoted in any offering materials, disclosure materials or similar printed matter, except as expressly provided herein. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference under the caption “Validity of the Securities” on page [136] of the prospectus/ exchange offer document that is included in the Registration

Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Laurent Cohen-Tanugi
General Counsel